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                                                                   EXHIBIT 23.3


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


The Board of Directors
Eagle Quest Golf Centers Inc.:


     We consent to the use of our report dated March 13, 1998, except as to note 16(a) which is as of April 2, 1998, with respect to the consolidated balance sheets of Eagle Quest Golf Centers Inc. and subsidiaries as at December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1997 and the period from incorporation on February 5, 1996 to December 31, 1996, which report appears in the Form S-3 of Family Golf Centers, Inc. dated on or about July 21, 1998. Our report includes additional comments for U.S. readers on Canada-U.S. reporting differences with respect to conditions and events that cause substantial doubt as to Eagle Quest's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG


Chartered Accountants
Vancouver, Canada


July 21, 1998